SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: July 18, 2011

KLONDIKE STAR MINERAL CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30965	91-1980708
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Box 20116, 1031 - Ten Mile Road, Whitehorse, Yukon Y1A 7A2 Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 579-7580

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

Klondike Star Mineral Corporation (KDSM) has signed a tri-party agreement with Klondike Gold Corp (KG) and Lonestar Gold Inc. (“Lonestar”) as the new operator to reactivate the extensive exploration program on the hard-rock claims covering the site of the Eldorado Creek and Upper Bonanza Creek discovery claims.

In 2005, KDSM earned 55% beneficial interest in the above mentioned property (the “Property”), and has 100% interest in other adjacent claims. KDSM also has the option to acquire a further 20% interest in the Property when the bankable feasibility study and mining decision on the Property are achieved.  KG (45%) and KDSM (55%) have jointly agreed to combine their interests in the Property and collectively grant options to Lonestar, a British Columbia corporation having offices in Vancouver, BC and Whitehorse & Dawson, Yukon.

The aggregate consideration Lonestar will pay when and if the Option to Lonestar is fully exercised is $51,500,000, consisting of $25,750,000 in expenditures on the Property in total minimum required work commitments; and the issuance by Lonestar to the KG and KDSM of $25,750,000 in common shares in the capital of Lonestar.

Under this Option Agreement, Lonestar shall also maintain the Property in good standing during the term of the Option Agreement by paying, or causing to be paid all payments and taxes required by the applicable regulatory authorities to be paid with respect to the Property and perform all assessment work required to be carried out on the Property by the applicable regulatory authorities to maintain the Property in good standing.

In addition, Lonestar shall pay in cash, or, if agreed in writing by the parties, shares of Lonestar in an amount calculated by multiplying the number of proven ounces of gold, as that term is defined for purposes of NI 43-101, identified on the Property as reported in the Bankable Feasibility Study, by the Gold Price Factor.  KG and KDSM collectively retain 2% Net Smelter Returns ("NSR") Royalty over the Property as Retained Royalty.

KDSM continues to maintain over 700 quartz claims that form the Bonanza, Dominion Gold Run and Indian Creek claim groups in which it holds 100% interest, in addition to the Oweinat concession rights in the Republic of Egypt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLONDIKE STAR MINERAL CORPORATION

July 18, 2011

George Wakim, President